Exhibit 99.4

Immunome, Inc.

Stock Option Grant Notice

Immunome, Inc. (the “Company”), pursuant to the terms of this Stock Option Grant Notice (this “Grant Notice”) and the Stock Option Agreement attached hereto, hereby grants to you (“Optionholder”) an option to purchase the number of shares of the Common Stock set forth below (the “Option”) as an inducement material to you entering into employment with the Company in compliance with Nasdaq Listing Rule 5635(c)(4).

Optionholder:	Clay B. Siegall, Ph.D.

Date of Grant:	June 28, 2023

Vesting Commencement Date:	Effective Time (as defined below)

Number of Shares of Common Stock Subject to Option:	2,137,080

Exercise Price (Per Share):	$5.91

Total Exercise Price:	$12,630,142.8

Expiration Date:	June 28, 2033

Type of Grant:	Nonstatutory Stock Option

Exercise and Vesting Schedule: Subject to the Optionholder’s Continuous Service through each applicable vesting date, the Option will vest as follows:

25% of the shares vest and become exercisable at the one-year anniversary of the consummation of the merger (the “Effective Time”) of Ibiza Merger Sub, Inc. (“Merger Sub”) into Morphimmune Inc. (“Morphimmune”), as contemplated by the Agreement and Plan of Merger and Reorganization dated as of June 29, 2023 (the “Merger Agreement”), by and between Morphimmune, the Company and Merger Sub, pursuant to which Morphimmune would become a wholly owned subsidiary of the Company (the “Transaction”); and 75% of the shares vest and become exercisable in thirty-six (36) successive equal monthly installments thereafter.

Notwithstanding the foregoing, the Option will accelerate vesting and exercisability in full effective as of the later of (i) the date the Separation Agreement required under Section 9(b) of the Executive Employment Agreement, dated June 28, 2023, between the Company and Optionholder (the “Executive Employment Agreement”) becomes effective and enforceable and (ii) the date on which the Change in Control (as defined below) closes, if Optionholder’s employment is terminated by the Company involuntarily without Cause (excluding any termination due to death or Disability) or Optionholder resigns for Good Reason within the period commencing three months prior to the closing date of a Change in Control and continuing through the twelve months following the closing date of the Change in Control (the “Change in Control Period”).

Optionholder Acknowledgements:

By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:

•	The Option is governed by this Grant Notice, the Stock Option Agreement and the Notice of Exercise, all of which are made a part of this document. This Grant Notice and the Stock Option Agreement (together, the “Option Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.

•	You consent to receive this Grant Notice, the Stock Option Agreement and any other Option-related documents by electronic delivery and to participate in the Option Agreement through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

•	You have read and are familiar with the provisions of the Option Agreement and the Notice of Exercise.

•	The Option Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of other equity awards previously granted to you and any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this Option.

•	Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IMMUNOME, INC.		CLAY B. Siegall, Ph.D., OPTIONHOLDER:

By:	/s/ Purnanand Sarma	/s/ Clay Siegall
Signature
Title:	CEO	Date:	September 21, 2023
Date:	September 22, 2023

Attachments: Stock Option Agreement, Notice of Exercise

Immunome, Inc.

Stock Option Agreement

As reflected by your Stock Option Grant Notice (“Grant Notice”), Immunome, Inc. (the “Company”) has granted you an option as an inducement material to your entering into employment as Chief Executive Officer of the Company in compliance with Nasdaq Listing Rule 5635(c)(4), to purchase a number of shares of Common Stock at the exercise price indicated in your Grant Notice (the “Option”). Capitalized terms not explicitly defined in this Stock Option Agreement but defined in the Grant Notice shall have the meanings set forth in the Grant Notice. The terms of your Option as specified in the Grant Notice and this Stock Option Agreement constitute your Option Agreement.

The general terms and conditions applicable to your Option are as follows:

1.	Definitions.

“Applicable Law” means shall mean any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

“Board” means the Board of Directors of the Company (or its designee).

“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Option after the Effective Time without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

“Cause” has the meaning ascribed to such term in the Executive Employment Agreement.

“Change in Control” or “Change of Control” has the meaning ascribed to such term in the Executive Employment Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

“Committee” means the Compensation Committee and any other committee of Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with this Option Agreement.

“Common Stock” means the common stock of the Company. “Company” means Immunome, Inc., a Delaware corporation.

“Compensation Committee” means the Compensation Committee of the Board.

“Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of this Option Agreement. Notwithstanding the foregoing, a person is treated as a Consultant under this Option Agreement only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

“Continuous Service” means that the Optionholder’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Optionholder renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Optionholder renders such service, provided that there is no interruption or termination of the Optionholder’s service with the Company or an Affiliate, will not terminate the Optionholder’s Continuous Service; provided, however, that if the Entity for which the Optionholder is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Optionholder’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in the Option only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Optionholder, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

“Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)             a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii)           a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii)          a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)           a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

“Director” means a member of the Board.

“determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

“Disability” has the meaning ascribed to such term in the Executive Employment Agreement. “Entity” means a corporation, partnership, limited liability company or other entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i)            If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii)           If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii)          In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

“Good Reason” has the meaning ascribed to such term in the Executive Employment Agreement. “Incentive Stock Option” means an option that is intended to be, and qualifies as, an “incentive stock option”

within the meaning of Section 422 of the Code.

“Nonstatutory Stock Option” means any option that does not qualify as an Incentive Stock Option.

“Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

“Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of this Option Agreement.

“Post-Termination Exercise Period” means the period following termination of Optionholder’s Continuous Service within which the Option is exercisable.

“Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

2.	Exercise.

(a)            You may generally exercise the vested portion of your Option for whole shares of Common Stock at any time during its term by delivery of payment of the exercise price and applicable withholding taxes and other required documentation to the Plan Administrator in accordance with the exercise procedures established by the Plan Administrator, which may include an electronic submission. Optionholder may not exercise the Option at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law.

(b)            To the extent permitted by Applicable Law, you may pay your Option exercise price as follows:

(i)              cash, check, bank draft or money order;

(ii)            subject to Company and/or Committee consent at the time of exercise, pursuant to a “cashless exercise” program if at the time of exercise the Common Stock is publicly traded;

(iii)           subject to Company and/or Committee consent at the time of exercise, by delivery of previously owned shares of Common Stock; or

(iv)            subject to Company and/or Committee consent at the time of exercise, if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement.

(c)            By accepting your Option, you agree that you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Common Stock or other securities of the Company held by you, for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2241 or any successor or similar rules or regulation (the “Lock-Up Period”); provided, however, that nothing contained in this section will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period. You also agree that any transferee of any shares of Common Stock (or other securities) of the Company held by you will be bound by this Section 2(c). The underwriters of the Company’s stock are intended third party beneficiaries of this Section 2(c) and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

3. TERM. You may not exercise your Option before the commencement of its term or after its term expires. The term of your Option commences on the Date of Grant and expires upon the earliest of the following:

(a)            immediately upon the termination of your Continuous Service for Cause;

(b)           three months after the termination of your Continuous Service for any reason other than Cause, Disability or death;

(c)           12 months after the termination of your Continuous Service due to your Disability;

(d)            24 months after your death if you die during your Continuous Service;

(e)            immediately upon a Corporate Transaction if the Board has determined that the Option will terminate in connection with a Corporate Transaction;

(f)            the Expiration Date indicated in your Grant Notice; or

(g)           the day before the 10th anniversary of the Date of Grant.

Notwithstanding the foregoing, if you die during the period provided in Section 3(b) or 3(c) above, the term of your Option shall not expire until the earlier of (i) 24 months after your death, (ii) upon any termination of the Option in connection with a Corporate Transaction, (iii) the Expiration Date indicated in your Grant Notice, or (iv) the day before the tenth anniversary of the Date of Grant.

If Optionholder’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Optionholder’s Option would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Option would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions; provided, however, that in no event may such Option be exercised after the expiration of its maximum term (as set forth in the Grant Notice).

Following the date of such termination, to the extent the Optionholder does not exercise the Option within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of the Option), such unexercised portion of the Option will terminate, and the Optionholder will have no further right, title or interest in terminated Option, the shares of Common Stock subject to the terminated Option, or any consideration in respect of the terminated Option.

4. Withholding Obligations.

(a)            Withholding Authorization. As a condition to acceptance of the Option, Optionholder authorizes withholding from payroll and any other amounts payable to Optionholder, and otherwise agree to make adequate provision for any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of the Option. Accordingly, Optionholder may not be able to exercise the Option even though the Option is vested, and the Company shall have no obligation to issue shares of Common Stock subject to the Option, unless and until such obligations are satisfied.

(b)            Satisfaction of Withholding Obligation. The Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to the Option by any of the following means or by a combination of such means: (i) causing the Optionholder to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Optionholder in connection with the Option; (iii) withholding cash from Options settled in cash; (iv) withholding payment from any amounts otherwise payable to the Optionholder; (v) by allowing the Optionholder to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, or (vi) by such other method as may be set forth in this Option Agreement.

(d)            Withholding Indemnification. As a condition to accepting the Option, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with the Option was greater than the amount actually withheld by the Company and/or its Affiliates, Optionholder agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

5. Transferability. The Option is not transferable, except by will or by the applicable laws of descent and distribution, and is exercisable during your life only by you; provided, however, that the Board may permit transfer of the Option in a manner that is not prohibited by applicable tax and securities laws upon the Optionholder’s request, including to a trust if the Optionholder is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option is held in such trust, provided that the Optionholder and the trustee enter into a transfer and other agreements required by the Company. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, the Option may be transferred pursuant to a domestic relations order.

6. Adjustments upon Changes in Common Stock; Other Corporate Events.

(a)            Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust the class(es) and number of securities and exercise price of Common Stock subject to the outstanding Option. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an equivalent benefit for any fractional shares or fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

(b)            Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, all outstanding Options will terminate immediately prior to the completion of such dissolution or liquidation, provided, however, that the Board may determine to cause some or all of the Option to become fully vested and exercisable (to the extent such Option has not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)           Corporate Transaction. The following provisions will apply the Option in the event of a Corporate Transaction unless otherwise provided in any other written agreement between the Company or any Affiliate and the Optionholder or unless otherwise expressly provided by the Board. The Board has sole and complete discretion to determine to accelerate the vesting and exercisability of all or any of the Option in the event of a Corporate Transaction.

(i)             Option May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all of the Option or may substitute similar awards for the outstanding portion of the Option (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction). A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of the Option or substitute a similar award for only a portion of the Option. The terms of any assumption, continuation or substitution will be set by the Board.

(ii)            Option Held by Current Optionholders. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue the outstanding Option or substitute similar awards for the outstanding Option, then with respect to the Options that have not been assumed, continued or substituted and that are held by Optionholders whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Optionholders”), the vesting of such Options and the time when such Options may be exercised will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Options will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction.

(iii)           Option Held by Persons other than Current Optionholders. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue the outstanding Option or substitute similar awards for the outstanding Option, then with respect to the Options that have not been assumed, continued or substituted and that are held by persons other than Current Optionholder, such Option will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction.

(iv)            Payment for Option in Lieu of Exercise. Notwithstanding the foregoing, in the event the Option will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of the Option may not exercise the Option but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Optionholder would have received upon the exercise of the Option (including, at the discretion of the Board, any unvested portion of the Option), over (2) any exercise price payable by such holder in connection with such exercise.

(d)            Appointment of Stockholder Representative. As a condition to the receipt of this Option, the Optionholder will be deemed to have agreed that the Option will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Optionholder’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e)            No Restriction on Right to Undertake Transactions. This Option and the issuance of shares pursuant to this Option does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7. Administration. The Board will administer this Option Agreement unless and until the Board delegates administration of this Option Agreement to a Committee or Committees, and will exercise such powers and perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of this Option Agreement.

8. No Liability for Taxes. Except as required by Applicable Law the Company has no duty or obligation to Optionholder to advise such holder as to the time or manner of exercising the Option. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of the Option or a possible period in which the Option may not be exercised. The Company has no duty or obligation to minimize the tax consequences of the Option to the holder of such Option and will not be liable to any holder of the Option for any adverse tax consequences to such holder in connection with the Option. As a condition to accepting the Option, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the Option or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the Option and have either done so or knowingly and voluntarily declined to do so. Additionally, you acknowledge that the Option is exempt from Section 409A only if the exercise price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Option. Additionally, as a condition to accepting the Option, you agree not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.

9. Clawback/Recovery. The Option is subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. No recovery of compensation under such a clawback policy will be an event giving rise to Optionholder’s right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

10. Severability. If any part of this Option Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

11. Other Documents. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act. In addition, you acknowledge receipt of the Company’s Trading Policy.

* * * *

Notice of Exercise

Immunome, Inc.

665 Stockton Drive, Suite 300

EXTON, PA 19341

Date of Exercise:

This constitutes notice to Immunome, Inc. (the “Company”) that I elect to purchase the below number of shares of Common Stock of the Company (the “Shares”) by exercising my Option for the price set forth below. Capitalized terms not explicitly defined in this Notice of Exercise but defined in the Grant Notice or Stock Option Agreement (together, the “Option Agreement”) shall have the meanings set forth in the Option Agreement. Use of certain payment methods is subject to Company and/or Committee consent and certain additional requirements set forth in the Option Agreement.

Type of option:	Nonstatutory
Date of Grant:
Number of Shares as to which Option is exercised:
Certificates to be issued in name of:
Total exercise price:	$
Cash, check, bank draft or money order delivered herewith:	$
Value of Shares delivered herewith:	$
Regulation T Program (cashless exercise)	$
Value of Shares pursuant to net exercise:	$

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Option Agreement and (ii) to satisfy the tax withholding obligations, if any, relating to the exercise of this Option as set forth in the Option Agreement.

I further agree that, if required by the Company (or a representative of the underwriters) in connection with the first underwritten registration of the offering of any securities of the Company under the Securities Act, I will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Common Stock or other securities of the Company for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act (or such longer period as the underwriters or the Company shall request to facilitate compliance with FINRA Rule 2241 or any successor or similar rule or regulation) (the “Lock- Up Period”). I further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

Very truly yours,